Exhibit 99.1

Borealis Foods Inc. to Go Public Through Business Combination with Oxus Acquisition Corp., Advancing the Mission to Develop Global Food Solutions

~ Borealis Foods Inc. is a food technology company with a mission to address global food security challenges by developing highly nutritious and functional food products that are both affordable and sustainable. The company's focus on affordability and sustainability reflects its commitment to making a positive impact on both human life and the planet. With its unique approach, Borealis has a significant opportunity to create a meaningful and profound impact on the world. ~

~Palmetto Gourmet Foods, Inc., a wholly owned US subsidiary of Borealis, is a world class food grade manufacturing facility with an annual capacity to produce 600 million highly nutritious, ready-to-eat ramen meals, sold in the US, Canada and soon Europe~

~ Borealis’ Leadership will continue to lead the Newly Combined Company with Reza Soltanzadeh, MD as CEO and Barthelemy Helg as Chairman ~

 ~ The Transaction values Borealis at an equity value of $150 million ~

~ Transaction expected to close during the third quarter of 2023 ~

Oakville, Ontario, Feb. 24, 2023 (GLOBE NEWSWIRE) -- Borealis Foods Inc., an innovative food technology company (“Borealis”), and Oxus Acquisition Corp. (“Oxus”) (Nasdaq: OXUSU, OXUS, OXUSW), a special purpose acquisition company, today announced the signing of a definitive business combination agreement on February 23, 2023, that is expected to result in a newly-combined company (the “Company”) under the name Borealis Foods Inc. Upon closing of the proposed transaction, the Company will continue to be led by Borealis’ CEO and Co-Founder Reza Soltanzadeh, and Chairman and Co-Founder Barthelemy Helg. The boards of directors of Borealis and Oxus have each unanimously approved the proposed transaction.

Borealis is a food technology company that has developed a high quality, affordable, sustainable and highly nutritious range of plant-based, ready-to-eat meals, which are sold in the US, Canada, and are expected to be soon sold in Europe. Borealis Foods has developed and launched the world’s first mass-produced plant-based ramen meal with 20 grams of complete protein per serving. This achievement in the plant-based protein industry underscores Borealis' commitment to developing cutting-edge solutions to tackle global food challenges.

Through continuous research and development, and partnerships with other advanced food-tech companies, Borealis has created ramen meals that are organic, vegan, vegetarian, Halal, Kosher, plant-based, egg and dairy free, non-GMO, MSG free, and TBHQ free, and are manufactured with recyclable packaging. The ramen category represents an estimated $40 billion market and plays an essential role in feeding billions of people worldwide.

Reza Soltanzadeh, CEO of Borealis, shared “We are thrilled about the next stage of Borealis and our alignment with Oxus on our shared vision of making healthy and sustainable food accessible to all. By closing a business combination with Oxus, we can fully realize our mission of developing food technology solutions to address global food challenges. This new company represents a significant step forward for us.”

Kanat Mynzhanov, CEO of Oxus, said "We, at Oxus Acquisition Corp., have been looking for companies and technologies that have a positive, sustainable, environmental impact on a global basis. Our team has been working hard to find an optimal partner to join us in this quest; we have evaluated many potential candidates and we believe that we have found an excellent partner in Borealis, as a leading platform in food tech, and Palmetto as their first successful application of such innovation on a commercial scale. We believe Borealis is uniquely positioned to revolutionize the global basic food industry.”

Oxus raised approximately $172,500,000 million in gross proceeds in its initial public offering, including the proceeds of the exercise of the over-allotment option. It was listed on the NASDAQ on September 21, 2021, to identify and consummate an initial business combination with a target that can benefit from the investment, operating, and innovating experience of Oxus’s management team and sponsor.

Transaction Summary

Under the proposed transaction terms, Borealis will combine with Oxus and become a publicly traded entity under its existing name. The transaction values Borealis at $150 million equity value. Oxus Capital PTE. Ltd., the sponsor of Oxus, invested $20 million into Borealis as a convertible note in December 2022. In addition, an additional $20 million convertible note from a third-party investor which is expected to fund in April 2023 has been secured.

The Company’s board is expected to be comprised of seven directors, five of whom will be independent, consistent with the applicable NASDAQ listing rules.

The proposed transaction will require approval of the shareholders of Oxus and is expected to close during the third quarter of 2023, subject to the satisfaction of customary closing conditions.

Advisors

Oxus:
Torys LLP (Canada), Travers Thorp Alberga (Cayman Islands), and Greenberg Traurig, LLP are acting as legal counsel to Oxus (US). EarlyBirdCapital, Inc. is serving as financial advisor and Scalar LLC provided a fairness opinion to the Board of Directors of Oxus.

Borealis:
Nixon Peabody LLP (US) and Bennett Jones LLP (Canada) are acting as legal counsel to Borealis.

Additional Information and Where to Find It

This communication relates to the proposed transaction but does not contain all the information that should be considered concerning the proposed transaction and is not intended to form the basis of any investment decision or any other decision in respect of the proposed transaction. Oxus intends to file with the SEC a registration statement on Form S-4 relating to the proposed transaction that will include a proxy statement of Oxus and a prospectus of Oxus. When available, the definitive proxy statement/prospectus and other relevant materials will be sent to all Oxus shareholders as of a record date to be established for voting on the proposed transaction. Oxus also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and securities holders of Oxus are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about Oxus, Borealis and the proposed transaction.

Investors and securities holders will be able to obtain free copies of the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Oxus through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by Oxus may be obtained free of charge from Oxus’s website at https://www.oxusacquisition.com/or by written request to Oxus at Oxus Acquisition Corp., 300/26 Dostyk Avenue, Almaty, Kazakhstan 050020.

Participants in Solicitation

Oxus and Borealis and their respective directors and officers may be deemed to be participants in the solicitation of proxies from Oxus’s shareholders in connection with the proposed transaction. Information about Oxus’s directors and executive officers and their ownership of Oxus’s securities is set forth in Oxus’s filings with the SEC, including Oxus’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on March 31, 2022. To the extent that such persons’ holdings of Oxus’s securities have changed since the amounts disclosed in Oxus’s Annual Report on Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the names and interests in the proposed transaction of Oxus’s and Borealis’ respective directors and officers and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Borealis and Oxus, including statements regarding the benefits of the proposed transaction, the anticipated timing of the completion of the proposed transaction, the products offered by Borealis and the markets in which it operates, the expected total addressable market for the products offered by Borealis, the sufficiency of the net proceeds of the proposed transaction to fund Borealis’ operations and business plan and Borealis’ projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to material risks and uncertainties and other factors, many of which are outside the control of Borealis. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including, but not limited to: (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) the risk that the proposed transaction may not be completed by Oxus’s business combination deadline and the potential failure to obtain an extension of the business combination deadline sought by Oxus; (iii) the failure to satisfy the conditions to the consummation of the proposed transaction, including the adoption of the business combination agreement by the shareholders of Oxus and Borealis, the satisfaction of the minimum trust account amount following redemptions by Oxus’s public shareholders and the receipt of certain governmental and regulatory approvals, among other closing conditions; (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; (vi) the effect of the announcement or pendency of the proposed transaction on Borealis’ business relationships, performance, and business generally; (vii) risks that the proposed transaction disrupts current plans and operations of Borealis; (viii) the outcome of any legal proceedings that may be instituted against Borealis, Oxus or others related to the business combination agreement or the proposed transaction; (ix) the ability to meet NASDAQ listing standards at or following the consummation of the proposed transaction; (x) the ability to recognize the anticipated benefits of the proposed transaction, which may be affected by a variety of factors, including changes in the competitive and highly regulated industries in which Borealis operates, variations in performance across competitors and partners, changes in laws and regulations affecting Borealis’ business, the ability of Borealis and the post-combination company to retain its management and key employees and general economic and financial market trends, disruptions and risks; (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction; (xii) the risk that Borealis will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; (xiii) the risk that the post-combination company experiences difficulties in managing its growth and expanding operations; (xiv) the risk of product liability or regulatory lawsuits or proceedings relating to Borealis’ business; (xv) the risk that Borealis is unable to secure or protect its intellectual property; (xvi) the effects of COVID-19 or other public health crises on Borealis’ business and results of operations and the global economy and geopolitical climate generally; and (xvii) costs related to the proposed transaction. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Oxus’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, the registration statement on Form S-4 and proxy statement/prospectus discussed above and other documents filed by Oxus from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially adversely from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Borealis and Oxus assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Borealis nor Oxus gives or can give any assurance that either Borealis or Oxus will achieve its expectations.

No Offer or Solicitation

This communication  is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Oxus or Borealis, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or exemptions therefrom.

Media Contact:

Oxus Acquisition Corp.

media@oxusacquisition.com